FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 11, 2006

Denmark Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	0-21554	39-1472124
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

103 East Main Street

PO Box 130

Denmark, WI 54208-0130

(Address of principal executive offices)(Zip Code)

920-863-2161

Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Departure of Directors or Principal Officers

On September 8, 2006, the Board of Directors of Denmark Bancshares, Inc. (DBI) removed Darrell R. Lemmens as Chairman, President and Chief Executive Officer of DBI. DBI also removed Mr. Lemmens as a Director of its subsidiaries, Denmark State Bank, Denmark Agricultural Credit Corporation and McDonald-Zeamer Insurance Agency. Mr. Lemmens is no longer employed by DBI and is free to pursue other interests. Mr. Lemmens continues his term of office expiring in April 2008 as an elected Director of DBI.

In recent years Mr. Lemmens and the Board of Directors have not always shared the same vision for DBI. The inability to resolve those philosophical differences has resulted in the board opting to pursue a change in leadership.

(c) Appointment of Principal Officers

On September 8, 2006, the Board of Directors appointed John P. Olsen, age 55, as President and Chief Executive Officer of DBI. Mr. Olsen was also appointed as President of Denmark State Bank and elected to fill the vacancy on the Board of Directors of Denmark State Bank.

Mr. Olsen has been employed by DBI since 1985. He has served as President of Denmark Agricultural Credit Corporation, as Treasurer since 1996 and as a director since 1985. Mr. Olsen has served as a Senior Vice President and Chief Credit Officer of Denmark State Bank since January 1999. Denmark State Bank and Denmark Agricultural Credit Corporation are subsidiaries of Denmark Bancshares, Inc.

Item 7.01 Regulation FD Disclosure

DBI will mail a letter to shareholders on September 11, 2006. The letter is attached hereto as Exhibit 99.1. The letter announces the removal of Mr. Lemmens from his positions with DBI, the appointment of Mr. Olsen as President and Chief Executive Officer of DBI and the suspension of DBI's Stock Repurchase Policy.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Letter to shareholders dated September 9, 2006, and mailed on September 11, 2006. The letter announces the removal of Mr. Lemmens from his positions with DBI, the appointment of Mr. Olsen as President and Chief Executive Officer of DBI and the suspension of DBI's Stock Repurchase Policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denmark Bancshares, Inc.
Date: September 11, 2006	/s/ Dennis J. Heim
Dennis J. Heim
Vice President and Treasurer,
Principal Financial and
Accounting Officer